Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS

•    REPORTS $0.29 ADJUSTED  DILUTED EARNINGS PER SHARE

•    DECLARES $0.15 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 12, 2014) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2013.

“2013 was a historic year for us, including growing  broadcast revenues 32.3% to a record-breaking $1.2 billion, and once again leading the industry on station acquisitions,” commented David Smith, President and CEO of Sinclair.   “During the year we closed on the purchase of 63 television stations and added over $1.0 billion in assets, which contributed $148.4 million in revenues in 2013.  We benefited from 6.9% same station growth in our largest advertising category, automotive, 143% as reported growth in digital interactive, and continued growth in net retransmission revenues and core time sales.”

Three Months Ended December 31, 2013 Financial Results:

•                  Net broadcast revenues from continuing operations increased 33.2% to $382.3 million, versus $287.1 million in the prior year period.

•                  Operating income was $103.3 million, a decrease of 13.3% versus $119.1 million in the prior year period, due to the absence of political revenues in a non-election year, one-time acquisition costs incurred during the quarter and a loss on the sale of our Syracuse station of $3.3 million.

•                  Net income attributable to the Company was $2.3 million, which includes a $42.1 million loss on extinguishment of debt, versus net income of $59.0 million in the prior year period.

•                  Diluted earnings per common share was $0.02 compared to $0.72 in the prior year period.  Excluding the loss from extinguishment of debt, diluted earnings per common share would have been $0.29 for the fourth quarter of 2013.

Year Ended December 31, 2013 Financial Results:

•                  Net broadcast revenues from continuing operations increased 32.3% to $1,217.5 million, versus $920.6 million in the prior year period.

•                  Operating income was $324.0 million, a decrease of 1.6% versus $329.3 million in the prior year period.

•                  Net income attributable to the Company was $73.5 million, which reflects $58.2 million of loss on the extinguishment of debt, versus net income of $144.7 million in the prior year period.

•                  Diluted earnings per common share were $0.78 compared to $1.78 in the prior year period.  Excluding the loss from extinguishment of debt, diluted earnings per common share would have been $1.18 for the year ended December 31, 2013.

Three Months Ended December 31, 2013 Operating Highlights:

•                  Political revenues were $6.7 million versus $54.1 million in the fourth quarter of 2012.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 58.1%, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 14.2% versus the fourth quarter of 2012 due to the absence of political revenues in a non-election year.

•                  Excluding political revenues, local net broadcast revenues increased 64.4% and national net broadcast revenues increased 50.3% versus the fourth quarter of 2012.

•                  On a same station basis, excluding political revenues, local net broadcast revenues were up 10.8%, while national net broadcast revenues were down 3.1%, versus the fourth quarter of 2012, in part due to account shifts from national to local.

•                  Fastest growing advertising categories, on a same station basis, included automotive, which was up 5.4%, services, medical, grocery, entertainment, and home products.  Categories that declined were retail, direct response, telecommunications and restaurants.

Recent Corporate Developments

•                  On October 1, 2013, the Company closed on the purchase of KDBC (CBS) in El Paso, Texas for $21.4 million.

•                  On October 31, 2013, the Company closed on the purchase of the non-license assets of WPFO (FOX) in Portland, Maine for $13.6 million and entered into an agreement to provide sales and other services to the station.

•                  On November 21, 2013, the Company closed on the purchase of the non-license assets of KRNV (NBC) in Reno, Nevada and KENV, its simulcast in the Salt Lake City market, for $26.0 million and entered into an agreement to provide sales and other services to the stations.

•                  On November 22, 2013, the Company closed on the acquisition of 18 television stations owned by Barrington Broadcasting Group, LLC (“Barrington”) for $370.0 million and entered into agreements to operate or provide sales and other services to another six stations.  The Company sold its station in Syracuse, New York, WSYT (FOX), and assigned its local marketing agreement (“LMA”) and purchase option on WNYS (MNT) in Syracuse, New York to Bristlecone Broadcasting.  The Company also sold its station in Peoria, Illinois, WYZZ (FOX), to Cunningham Broadcasting Corporation.  The combined sales price for the stations was $37.0 million less working capital adjustments.

•                  In February 2014, the Company entered into an agreement in principal for a $0.5 million investment, purchasing Series A Preferred Units of Timeline Labs, and anticipates utilizing their products on 15 of our news-producing stations.  Timeline Labs specializes in proprietary tools that discover, measure, and display trending social content in real time in such a way as to allow these items to be incorporated into live newscasts and shows.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $280.1 million in cash and cash equivalents, was $2,753.9 million at December 31, 2013 versus net debt of $2,245.9 million at September 30, 2013.

•                  On October 11, 2013, the Company’s wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), closed on an offering of $350.0 million of 6.375% Senior Unsecured Notes due 2021.

•                  On October 23, 2013, the Company’s wholly-owned subsidiary, STG, amended and upsized its Bank Credit Facility with an additional $57.5 million in revolving line of credit commitment, a $250 million incremental term loan B, and an incremental $200 million delayed draw term loan A.

•                  On October 12, 2013, the Company’s wholly-owned subsidiary, STG, redeemed its $500 million, 9.25% Second Lien Notes due 2017 from the proceeds of the 6.375% Notes and the $250 million incremental term loan B.  As a result of the transaction, the Company recognized a $43.1 million loss on extinguishment of debt.

•                  On October 24, 2013, holders of $5.4 million original principal value of the Company’s 3.0% Convertible Senior Notes due 2027 converted their Notes.  The conversion was settled in $10.5 million cash pursuant to the indenture governing the notes.

•                  As of December 31, 2013, 74.2 million Class A common shares and 26.0 million Class B common shares were outstanding, for a total of 100.2 million common shares outstanding.

•                  In December 2013, the Company paid a $0.15 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the fourth quarter 2013 were $16.6 million.

•                  Program contract payments were $23.0 million in the fourth quarter 2013.

Notes:

Presentation of financial information for the prior year has been reclassified to conform with the presentation of generally accepted accounting principles for the current year.

Outlook:

The term “Acquisition(s)” in this Outlook section refers to the forecasted results of the COX stations through April 30, 2014; WUTB through May 31, 2014; the Fisher stations through July 31, 2014, the Titan and El Paso stations through September 30, 2014, the Portland, ME station through October 31, 2014, and the Reno, NV station and Barrington stations through November 30, 2014, as the results of these acquired stations were not included in the corresponding 2013 periods, pre-acquisition.  The Allbritton and New Age stations are not included in the Outlook section as they have not yet closed.  The term “same station basis” excludes the Acquisitions defined above for those stated periods.

“First quarter advertising has been slowed by the severe weather affecting most of the east coast, northeast and mid-west regions where we have a large concentration of stations,” commented David Amy, Executive Vice President and Chief Financial Officer.  “As no surprise, the frigid arctic temperatures and snow storms have caused those businesses that rely on store traffic, such as retail, fast food and restaurants, to reduce their advertising spending.  It is unclear at this point if they will redeploy those budgets later in the quarter or the year.  On a positive note, we benefited from the Super Bowl airing on FOX this quarter, generating $8.2 million in incremental revenues versus last year when it was on CBS and generated an incremental $2.5 million.  We are also expecting an additional $3.6 million in Olympic revenues this February, as it airs on our NBC stations.”

The Company currently expects to achieve the following results for the three months ending March 31, 2014 and year ending December 31, 2014, as follows:

First Quarter 2014

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $366.8 million to $371.2 million, up 45.0% to 46.8% year-over-year.  Embedded in these anticipated results are:

•                  Net revenues of $109.3 million related to the Acquisitions.

•                  $4.2 million in political revenues as compared to $0.9 million in the first quarter 2013.

•                  Total same station net broadcast revenues are estimated to be up 1.8% to 3.6% versus the same period in 2013.

•                  Excluding the Acquisitions and excluding political revenues, same station net broadcast revenues are estimated to be up 0.9% to 2.6% versus the first quarter of 2013.

•                  Barter and trade revenue are expected to be approximately $21.5 million.

•                  Barter expense is expected to be approximately $19.1 million.  Trade expense is included in television expenses (defined below).

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense of $2.4 million, are expected to be approximately $217.0 million, which assumes $74.0 million related to the acquisitions for the quarter.

Trade expense has historically been forecasted with barter expense but is currently forecasted in television expenses.

•                  Excluding the Acquisitions, same station television expenses are expected to be up approximately 8.0%.

•                  Program contract amortization expenses are expected to be approximately $25.2 million, which assumes $4.2 million related to the Acquisitions.

•                  Program contract payments are expected to be approximately $23.5 million, which assumes $4.3 million related to the Acquisitions.

•                  Corporate overhead is expected to be approximately $20.2 million, which includes $8.0 million of stock-based compensation.

•                  Other operating division revenues less other operating division expenses are expected to be $2.4 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $24.3 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $22.4 million.

•                  Net interest expense is expected to be approximately $39.6 million, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section and the recent redemptions and financings.

•                  Cash taxes paid are expected to be approximately $5.6 million, based on the assumptions discussed in this “Outlook” section.  The Company’s effective tax rate is expected to be approximately 34.0%.

•                  Capital expenditures are expected to be approximately $13.9 million.

Full Year 2014

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $1.675 billion to $1.695 billion, up 37.6% to 39.2% year-over-year.  Embedded in these anticipated results are:

•                  Net revenues of $346.3 million related to the Acquisitions.

•                  Approximately $122.5 million in political revenues as compared to $11.8 million in 2013.

•                  Total same station net broadcast revenues are estimated to be up 9.2% to 10.8% versus the same period in 2013.

•                  Excluding the Acquisitions and political revenues, same station net broadcast revenues are estimated to be up 1.5% to 3.2% versus 2013.

•                  Barter and trade revenue is expected to be approximately $98.5 million

•                  Barter expense is expected to be approximately $86.5 million.

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense of $12.0 million, are expected to be approximately $897.0 million, which assumes $208.1 million related to the acquisitions for the year.

•                  Stock based compensation expense is expected to be $3.1 million.

•                  Excluding the acquisitions, same station television expenses are expected to be up approximately 8.6%.

•                  Program contract amortization expense is expected to be approximately $105.0 million, which assumes $11.8 million related to the Acquisitions.

•                  Program contract payments are expected to be approximately $92.7 million, which assumes $11.8 million related to the Acquisitions.

•                  Corporate overhead is expected to be approximately $59.2 million.

•                  Stock-based compensation expense is expected to be approximately $11.7 million.

•                  Other operating division revenues less other operating division expenses are expected to be $17.4 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $94.5 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $90.0 million.

•                  Net interest expense is expected to be approximately $157.8 million (approximately $149.6 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  Cash taxes paid are expected to be approximately $84.1 million based on the assumptions discussed in this “Outlook” section.  The Company’s effective tax rate is expected to be approximately 34.1%.

•                  Capital expenditures are expected to be $69.1 million, which assumes $19.7 million related to the Barrington stations, $7 million in HD news and master control upgrades, and $9 million in building consolidation projects.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2013 results on Wednesday, February 12, 2014, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

On a pro forma basis assuming consummation of all announced transactions, Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 166 television stations in 77 markets.  Sinclair’s television group will reach approximately 38.7% of U.S. television households (24.3% based on the FCC’s calculation with the UHF discount) and will be affiliated with all major networks.  Sinclair’s television portfolio will include 41 FOX, 28 ABC, 26 CBS, 25 CW, 22 MNT, 17 NBC, 5 Univision, one Azteca, and one independent station.  Sinclair owns equity interests in broadcast transmission-related companies and various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
REVENUES:
Station broadcast revenues, net of agency commissions	$382,281	$287,100	$1,217,504	$920,593
Revenues realized from station barter arrangements	27,750	26,845	88,680	86,905
Other operating divisions revenues	17,684	15,572	56,947	54,181
Total revenues	427,715	329,517	1,363,131	1,061,679
OPERATING EXPENSES:
Station production expenses	120,038	71,458	385,104	255,556
Station selling, general and administrative expenses	78,382	50,817	249,732	171,279
Expenses recognized from station barter arrangements	23,871	24,715	77,349	79,834
Amortization of program contract costs and net realizable value adjustments	24,179	17,425	80,925	60,990
Other operating divisions expenses	14,758	13,014	48,109	46,179
Depreciation of property and equipment	23,446	13,042	70,554	47,073
Corporate general and administrative expenses	14,320	8,225	53,126	33,391
Amortization of definite-lived intangible and other assets	22,093	11,724	70,820	38,099
Loss (gain) on assets dispositions	3,342	24	3,392	(7)
Total operating expenses	324,429	210,444	1,039,111	732,394
Operating income	103,286	119,073	324,020	329,285
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(39,908)	(36,552)	(162,937)	(128,553)
Loss from extinguishment of debt	(42,138)	—	(58,421)	(335)
Income from equity and cost method investments	506	1,327	621	9,670
Other income, net	748	571	2,225	2,273
Total other expense	(80,792)	(34,654)	(218,512)	(116,945)
Income from continuing operations before income taxes	22,494	84,419	105,508	212,340
INCOME TAX PROVISION	(18,257)	(25,667)	(41,249)	(67,852)
Income from continuing operations	4,237	58,752	64,259	144,488
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, includes income tax benefit (provision) of $0, $444, $10,806 and $663, respectively	—	643	11,558	465
NET INCOME	4,237	59,395	75,817	144,953
Net (income) loss attributable to the noncontrolling interests	(1,934)	(393)	(2,349)	(287)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$2,303	$59,002	$73,468	$144,666
Dividends declared per share	$0.15	$1.15	$0.60	$1.54

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.02	$0.72	$0.66	$1.78
Basic earnings per share from discontinued operations	$0.00	$0.01	$0.12	$0.01
Basic earnings per share	$0.02	$0.73	$0.79	$1.79
Diluted earnings per share from continuing operations	$0.02	$0.72	$0.66	$1.78
Diluted earnings per share from discontinued operations	$0.00	$0.01	$0.12	$0.01
Diluted earnings per share	$0.02	$0.73	$0.78	$1.78
Weighted average common shares outstanding	99,802	81,109	93,207	81,020
Weighted average common and common equivalent shares outstanding	100,654	81,440	93,845	81,310

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$2,303	$58,359	$61,910	$144,201
Loss from discontinued operations, net of tax	—	643	11,558	465
Net income	$2,303	$59,002	$73,468	$144,666

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